News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Senior Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX ANNOUNCES THIRD QUARTER 2009 RESULTS

WESTPORT, CT, October 21, 2009 -- Terex Corporation (NYSE: TEX) today announced a net loss for the third quarter of 2009 of $103.1 million, or $0.95 per share, compared to net income of $93.8 million, or $0.96 per share, for the third quarter of 2008. Net sales were $1,226.1 million in the third quarter of 2009, a decrease of 51.2% from $2,514.6 million in the third quarter of 2008. Net sales decreased approximately 49% from the comparable prior year period when adjusting for the translation effect of foreign currency exchange rate changes which more than offset the net sales relating to the acquisition of the port equipment businesses of Fantuzzi Industries and Noell Crane since late July 2009. During the third quarter of 2009, the Company incurred after-tax charges of approximately $19 million, or $0.18 per share, associated with restructuring programs and a continued reduction in production levels. All per share amounts are on a fully diluted basis.

“This was a disappointing quarter but we feel that we are turning the corner to better performance,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “We have built a company that is both geographically and product diverse, but virtually no part of our business has weathered these market conditions unscathed. Fortunately, we see signs that certain markets have stabilized, and even a few signs that point to growth.”

“We are continuing to aggressively reduce costs as our business will be roughly half the size in terms of net sales than it was in 2008,” added Mr. DeFeo. “Manufacturing spending in the third quarter of 2009 was down 52% from the peak spending levels during the second quarter of 2008 and 7% sequentially from the second quarter of 2009. When combined with further reductions of selling, general and administrative expenses (“SG&A”), these actions resulted in a $265 million quarterly run-rate spending reduction in the third quarter of 2009 versus spending levels in the second quarter of 2008. We continue to target a $300 million quarterly run-rate reduction by year end.”

“We added the Fantuzzi and Noell businesses this quarter, and going forward this will be known as Terex Port Equipment within our Cranes segment,” Mr. DeFeo continued. “In the short term, we expect the results of this business to reflect the globally challenging environment for marine trade.

Consequently, we have implemented aggressive restructuring activities. Longer term, we expect that this will be a great business, with a leading position in the global port equipment industry.”

“We are at an inflection point in this business cycle and I believe it is now time to focus on growth while continuing to hold the line on costs,” added Mr. DeFeo. “We have obviously taken a defensive posture to preserve the enterprise during this period of incredible economic uncertainty, but we believe progress can be made from here going forward. We recently held a North American dealer and customer event, and what we heard reinforces our views that the current business environment has stabilized and optimism is beginning to build for 2010 and 2011.”

Tom Riordan, Terex President and Chief Operating Officer, commented, “Our third quarter performance reflected both the reduced demand environment and our global restructuring effort. Most of our factories were working on reduced schedules, with a build-to-order approach in order to reduce inventory. We have made good progress in reducing our finished goods inventory, but it is an ongoing process. In some specific product categories we may actually be a bit too low. As a result, we will need to produce for new orders, which should lessen the negative impact of underabsorption on our financial results. While we do not expect any near term material increase in demand, when it occurs we will be in a good position to capitalize. Our short term cash management focus has led to inventory reductions that generated cash of approximately $497 million year to date, substantially delivering on our $500 million goal for the year in the first three quarters.”

Mr. Riordan added, “Additionally, we announced the closure of several facilities this quarter as we strive to lower costs and eliminate underutilized capacity. While closing an operation is always a difficult decision, these actions were necessary steps to bring our operating costs in line with our current net sales level. The Construction segment, while evidencing improved performance over recent financial quarters, still generated a large operating loss during the third quarter. While the Construction segment continues to aggressively work down existing inventory levels, the global competitive situation and weak demand for many of its product categories continues to hamper its progress.”

Mr. Riordan continued, “The balance of our businesses posted mixed results in the third quarter, with Mining and Cranes generating modest profitability. The large crane business remains generally healthy, with the large crawler crane business being the most stable. The Mining business began to see a rebound in parts and service activity in the quarter, although September was slower than expected. The Aerial Work Platforms (AWP) segment continues to feel pressure from the cash management actions of its rental customer base, and we expect that this trend will continue into the spring of 2010. Materials Processing bookings continue to improve slightly when compared to recent activity levels.”

Highlights for the Third Quarter of 2009

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales were $1,226.1 million in the third quarter of 2009, a decrease of $1,288.5 million, or 51.2%, from $2,514.6 million in the third quarter of 2008. Each of the Company’s segments experienced lower net sales due to continued global economic uncertainty that has caused customers to remain very cautious about purchasing equipment.

(Loss)/Income from Operations and Operating Margin: Loss from operations was $94.5 million in the third quarter of 2009, as compared to income from operations of $167.2 million in the third quarter of 2008. The third quarter of 2009 operating margin was negative 7.7%, versus operating margin from the third quarter of 2008 of 6.6%. Lower total net sales negatively impacted profitability by approximately $379 million. Costs, primarily related to reductions in production levels and restructuring charges, negatively impacted profitability by approximately $24 million. Offsetting these negative results was a reduction in SG&A and other costs of approximately $141 million.

Interest and Other Income/Expense: Higher debt levels from the Company’s capital markets activity executed in the second quarter of 2009 combined with acquisition related debt incurred in the port equipment transaction completed in late July to increase interest expense for the third quarter of 2009 by $6.2 million compared to the prior year period, while interest income decreased by $3.0 million compared to the prior year period due to lower interest rates. Other expense decreased for the third quarter of 2009 by $4.6 million compared to the prior year period, due primarily to foreign currency translation gains.

Taxes: The effective tax rate for the third quarter of 2009 was 19.3%, compared to the effective tax rate of 32.2% for the third quarter of 2008. The decrease in the tax rate between the third quarter of 2009 and the third quarter of 2008 was principally due to the impact of the port equipment business acquisition and acquisition related expenses for which no tax benefit was recognized and changes in the provision for uncertain tax positions.

Capital Structure: The Company’s liquidity at September 30, 2009 totaled $1,503.9 million, which was comprised of cash balances of $1,033.2 million and borrowing availability under the Company’s revolving credit facility of $470.7 million. Liquidity at September 30, 2009 increased by $79.5 million as compared to June 30, 2009 levels of $1,424.4 million, reflecting cash generation from working capital reductions, partially offset by operating losses incurred during the quarter.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “Our defensive posture and focus on cash management has resulted in a cash balance of over $1 billion, which provides a comfort level during this period of uncertainty, but at a short term cost, as there exists a large difference in the interest rate we pay on our debt versus the interest rate we earn on our cash balance. As we emerge from this period of uncertainty, we will look to put this cash to better use, to find areas of growth and outperform the cost of that capital.”

“We have made significant progress on generating cash with $497 million created from inventory reduction so far this year, but still have more work and opportunity ahead of us,” continued Mr. Widman. “We are active in managing our credit exposures, and are working with our customers in several markets that remain challenged.”

Return on Invested Capital (ROIC) was a negative 4.2% for the trailing twelve months ended September 30, 2009, compared to 2.2% for the trailing twelve months ended June 30, 2009, mainly influenced by the operating losses and cash flow from operations in recent periods. Cash flow from operations in the third quarter of 2009 totaled $21.2 million, as working capital reductions of $199.1 million were partially offset by the net loss in the period. For the comparable period in 2008, cash flow from operations was $21.0 million. Debt, less cash and cash equivalents, increased $171.6 million in the third quarter of 2009, compared to the second quarter of 2009, to $969.7 million, primarily due to the addition of acquisition related debt. This results in a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 34.8% at the end of the third quarter of 2009, versus 30.0% at the end of the second quarter of 2009.

Working capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 42.2% at September 30, 2009, as compared to 25.2% at September 30, 2008. Excluding the impact of the port equipment business acquisition, Working Capital as a percent of Trailing Three Month Annualized Sales was 40.9%.

Backlog: Backlog for orders deliverable during the next twelve months was $1,522.0 million at September 30, 2009, a decrease of 58% from September 30, 2008, and a decrease of 8% from June 30, 2009. The decrease in backlog reflects lower net order intake across each of the Company’s segments. As in recent quarters, the majority of the backlog is comprised of orders in the Company’s Cranes segment.

2009 Update: The Company continues to expect its 2009 net sales to decline approximately 50% when compared with 2008, approximately 5% of which is due to the estimated translation effect of foreign currency exchange rate changes. The anticipated year over year decline in net sales reflects weak global end-markets combined with continued constrained credit availability worldwide.

The impact of restructuring activities is expected to result in improved financial results for the fourth quarter of 2009; however, the current end-market demand for machinery in general makes it unlikely that the Company will be profitable, excluding charges relating to ongoing restructuring activities, in the fourth quarter of 2009.

As illustrated below, the Company’s manufacturing and SG&A spending are being reduced to realign its cost structure with lower net sales levels, and further actions are underway that are not yet fully reflected in the Company’s run rate of spending.

(USD millions)	Terex Corporation		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
Increase in / (Decrease in)	Q3 2009 vs Q2 2009	Q3 2009 vs Q2 2008	Q3 2009 vs Q2 2009	Q3 2009 vs Q2 2008	Q3 2009 vs Q2 2009	Q3 2009 vs Q2 2008	Q3 2009 vs Q2 2009	Q3 2009 vs Q2 2008	Q3 2009 vs Q2 2009	Q3 2009 vs Q2 2008
Net Sales
Percentage Change	(9%)	(59%)	(4%)	(73%)	7%	(66%)	(12%)	(48%)	(19%)	(50%)
Dollar Change	$(117)	(1,732)	$(9)	(555)	$16	(455)	$(59)	(402)	$(78)	(343)
Manufacturing spending (1)
Percentage Change	(7%)	(52%)	(12%)	(64%)	(2%)	(59%)	(9%)	(29%)	4%	(56%)
Dollar Change	$(12)	(181)	$(6)	(73)	$(1)	(49)	$(6)	(26)	$1	(33)
SG&A less restructuring
Percentage Change	(3%)	(30%)	6%	(31%)	4%	(32%)	5%	(15%)	(2%)	(23%)
Dollar Change	$(7)	(83)	$3	(20)	$2	(24)	$2	(9)	$(1)	(14)
Total Manf. Spending + SG&A less restructuring
Percentage Change	(5%)	(42%)	(3%)	(52%)	1%	(46%)	(3%)	(23%)	0%	(39%)
Dollar Change	$(18)	(265)	$(3)	(93)	$1	(73)	$(4)	(36)	$0	(47)

(1) Manufacturing spending includes manufacturing salaries, wages, fixed and variable overhead costs; totals for Terex Corporation include the impact of Corporate/eliminations; all numbers exclude acquisitions.

Additional commentary regarding cost reduction actions will be provided in the presentation that will accompany the earnings release conference call that is scheduled for 8:30 am, Thursday, October 22, 2009 and will be available at the Investor Relations section of the Terex website, www.terex.com.

Third Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the AWP segment for the third quarter of 2009 decreased $397.7 million, or 66.5%, to $200.5 million versus the third quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 65%. Rental customers in the North American and European markets continued to age and reduce their fleets, deferring the purchase of new products.

An operating loss of $50.1 million was incurred during the third quarter of 2009 as compared to an operating profit of $24.2 million earned during the third quarter of 2008. The negative impact on profitability stemming from lower net sales when compared with the prior year period was approximately $125 million. Costs, primarily related to reductions in production levels and restructuring, negatively impacted profitability by approximately $18 million. These negative factors were partially offset by reduced SG&A expense of approximately $20 million and net manufacturing unabsorbed costs for the period deceasing by $12 million. Additionally, favorably influencing the results was an improvement in other costs of $39 million driven by transactional currency, the realization of profits previously tied up in inventory and reduced input costs. Included in the manufacturing and SG&A spending amounts above are other charges taken in the quarter of approximately $10 million for a field repair program, a supplier credit exposure and the termination of a distributor.

Construction: Net sales for the Construction segment for the third quarter of 2009 decreased $298.8 million, or 55.9%, to $236.2 million versus the third quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 52%. Demand for both compact and heavy construction products remained weak during the third quarter of 2009 as construction activity continued to slow globally and commercial financing availability for projects and equipment remained tight. Most Construction segment businesses and their independent distribution networks continued to make progress on reducing finished goods inventory.

An operating loss of $59.8 million was incurred during the third quarter of 2009 as compared to an operating loss of $23.7 million incurred during the third quarter of 2008. Continued cost reduction efforts have lessened the level of operating losses as compared to the second quarter of 2009. In particular, labor reductions in Germany have been initiated and will continue through the remainder of the year. Lower net sales compared to the prior year period negatively impacted profitability by approximately $60 million. The current quarter’s other costs and SG&A were reduced by approximately $14 million versus the same period in 2008. Included in the manufacturing and SG&A spending amount above are charges relating to exiting certain product lines in the North American market and certain asset impairment charges which negatively impacted profitability by approximately $6 million.

Cranes: Net sales for the Cranes segment for the third quarter of 2009 decreased $282.3 million, or 38.3%, to $454.6 million versus the third quarter of 2008. Net sales decreased approximately 37% from the comparable prior year period when adjusting for the translation effect of foreign currency exchange rate changes which more than offset the net sales relating to the acquisition of the port equipment businesses since late July 2009. Net sales of rough terrain and tower cranes remained significantly below levels achieved during the third quarter of 2008, as global commercial construction continued to slow and oil-related energy demand for rough terrain cranes remained soft. Sales of lower capacity all-terrain cranes have also weakened, although demand continued for high capacity crawler and all-terrain cranes for global infrastructure projects and energy related projects such as wind power and power plant construction.

Operating profit for the third quarter of 2009 totaled $12.1 million, a decrease of $73.5 million compared with the operating profit of $85.6 million earned during the third quarter of 2008. Operating margin decreased to 2.7% as compared to 11.6% in the third quarter of 2008. Profitability was negatively impacted by approximately $93 million due to lower net sales compared to the prior year period. Additionally, increased underabsorption of manufacturing costs of approximately $11 million negatively impacted profitability. Favorably influencing these results was a $33 million year over year improvement in other costs, primarily influenced by the non-reoccurrence of a prior period warranty item and the realization of profits previously tied up in inventory and reduced input costs.

Materials Processing & Mining: Net sales for the Materials Processing & Mining (MPM) segment for the third quarter of 2009 decreased $323.2 million, or 48.8%, to $338.8 million versus the third quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 44%. Materials Processing demand appears to have stabilized, with modest sequential improvement in sales each quarter during 2009. However, Materials Processing sales remain substantially below 2008 levels, with net sales in the third quarter of 2009 down over 60% as compared to the third quarter of 2008. Net sales for Mining decreased during the third quarter of 2009 as compared to the third quarter of 2008, reflecting lower sales of hydraulic excavators and drills. Mining truck demand remained stable during the same timeframes. Hydraulic excavator sales during the third quarter of 2008 included two of the world’s largest excavators, the Terex ® RH400. There were no comparable Terex ® RH 400 sales during the third quarter of 2009. Demand for mining aftermarket customer support was down during the third quarter of 2009 as compared to the comparable 2008 period, but was up sequentially as compared to the second quarter of 2009.

Operating profit for the third quarter of 2009 totaled $5.4 million, a decrease of $86.0 million compared with operating profit of $91.4 million earned during the third quarter of 2008. Operating margin for the third quarter of 2009 was 1.6%, as compared to 13.8% for the third quarter of 2008, reflecting the deterioration in Materials Processing end markets and softer hydraulic excavator demand. The reduction in net sales negatively impacted profitability by approximately $100 million when compared with the prior year period. Favorably influencing operating profit was an approximate $9 million improvement in other costs, reflecting lower input costs, primarily for steel.

Corporate and Other/ Eliminations: The loss from operations of $2.1 million decreased $8.2 million compared to the prior year period. The decrease reflects the continuation of cost reduction activities, including salary and benefit cuts, and reduced external fees. Management charge allocations to the segments were also reduced as compared to the third quarter of 2008.

Segment Backlog

AWP segment backlog decreased 60.9% as compared to September 30, 2008, while increasing 1.4% as compared to June 30, 2009, as some stability returned to the AWP markets on a sequential basis, although at reduced levels. Due to continuing economic uncertainty, customers are ordering equipment when needed.

Construction segment backlog decreased 77.5% versus the comparable prior year period and decreased 27.8% as compared to June 30, 2009, reflecting the continued global weakening in construction activity. Order intake is slow for all types of construction equipment and customers are only purchasing equipment when they are ready to put it immediately to work, rather than planning orders in advance, as was common practice one year ago.

Cranes segment backlog decreased 47.7% compared to September 30, 2008 levels, and decreased 4.4% as compared to June 30, 2009 levels. Excluding the impact of the port equipment business acquisition, backlog decreased approximately 59% as compared to September 30, 2008 levels and 25% as compared to June 30, 2009 levels. Tower crane and rough terrain crane demand is down substantially from levels of one year ago, driving the majority of the decrease in backlog. Demand for certain high capacity cranes, including the lower end of the crawler and all-terrain crane product line, is softening, but there is continuing demand as infrastructure and energy related projects utilize these high capacity cranes. Smaller capacity crane demand continues to remain weak.

MPM segment backlog decreased 69.9% versus September 30, 2008, and decreased 14.6% as compared to June 30, 2009. Materials Processing backlog remained basically unchanged sequentially, as some stability has been reached in end markets, although at a low level. Mining truck backlog decreased from June 30, 2009 levels while hydraulic excavator and drill backlog remained relatively unchanged from June 30, 2009 levels.

The Glossary contains further details regarding backlog.

Forward Looking Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions, particularly in the key industries we serve, may affect the sales of our products and financial results; uncertainties regarding the duration or severity of the current global economic downturn and disruptions in the financial markets; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to fluctuations in government spending; our business is very competitive and may be affected by our cost structure, pricing, product initiatives and actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to generate sufficient cash flow to service our debt obligations and comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation and product liability claims and other liabilities; an investigation by the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$1,226.1	$2,514.6	$3,848.9	$7,813.2
Cost of goods sold	(1,116.5)	(2,068.4)	(3,466.9)	(6,201.8)
Gross profit	109.6	446.2	382.0	1,611.4
Selling, general and administrative expenses	(204.1)	(279.0)	(634.7)	(817.0)
(Loss) income from operations	(94.5)	167.2	(252.7)	794.4
Other income (expense)
Interest income	1.4	4.4	3.5	18.5
Interest expense	(32.6)	(26.4)	(81.4)	(76.2)
Loss on early extinguishment of debt	-	-	(3.3)	-
Other income (expense) – net	(1.2)	(5.8)	-	4.0
(Loss) income before income taxes	(126.9)	139.4	(333.9)	740.7
Benefit from (provision for) income taxes	24.5	(44.9)	79.3	(244.9)
Net (loss) income	(102.4)	94.5	(254.6)	495.8
Less: Net income attributable to noncontrolling interest	(0.7)	(0.7)	(1.0)	(2.4)
Net (loss) income attributable to Terex Corporation	$(103.1)	$93.8	$(255.6)	$493.4
(Loss) Earnings Per Common Share Attributable to Terex Corporation Common Stockholders
Basic	$(0.95)	$0.98	$(2.54)	$4.97
Diluted	$(0.95)	$0.96	$(2.54)	$4.89

Weighted average number of shares outstanding in per share calculation
Basic	108.1	96.1	100.7	99.2
Diluted	108.1	98.1	100.7	101.0

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

September 30, 2009		December 31, 2008
Assets
Current assets
Cash and cash equivalents	$1,033.2	$484.4
Trade receivables (net of allowance of $63.7 and $62.8 at September 30, 2009 and December 31, 2008, respectively)	678.3	967.5
Inventories	2,018.5	2,234.8
Deferred taxes	176.2	139.0
Other current assets	218.0	215.2
Total current assets	4,124.2	4,040.9
Non-current assets
Property, plant and equipment - net	705.6	481.5
Goodwill	564.7	457.0
Deferred taxes	106.8	84.5
Other assets	406.4	381.5

Total assets	$5,907.7	$5,445.4

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$90.8	$39.4
Trade accounts payable	625.9	983.9
Accrued compensation and benefits	183.6	169.3
Accrued warranties and product liability	158.7	149.3
Customer advances	166.2	119.3
Other current liabilities	376.5	363.4
Total current liabilities	1,601.7	1,824.6
Non-current liabilities
Long-term debt, less current portion	1,912.1	1,396.4
Retirement plans and other	551.4	480.5
Total liabilities	4,065.2	3,701.5
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 120.3 and 107.1 shares at September 30, 2009 and December 31, 2008, respectively	1.2	1.1
Additional paid-in capital	1,249.5	1,046.2
Retained earnings	1,101.0	1,356.6
Accumulated other comprehensive income (loss)	66.5	(82.3)
Less cost of shares of common stock in treasury – 13.1 shares at September 30, 2009 and December 31, 2008	(598.7)	(599.9)
Total Terex Corporation stockholders’ equity	1,819.5	1,721.7
Noncontrolling interest	23.0	22.2
Total equity	1,842.5	1,743.9

Total liabilities and stockholders’ equity	$5,907.7	$5,445.4

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Nine Months Ended September 30,
	2009	2008
Operating Activities
Net (loss) income	$(254.6)	$495.8
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	59.7	56.2
Amortization	17.3	17.7
Deferred taxes	(85.3)	23.7
Loss on early extinguishment of debt	3.3	-
Gain on sale of assets	(0.8)	(1.8)
Asset impairments	3.9	-
Stock-based compensation	25.6	46.5
Excess tax benefit from stock-based compensation	-	(7.2)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	437.2	(122.1)
Inventories	497.2	(530.1)
Trade accounts payable	(556.3)	42.6
Accrued compensation and benefits	4.1	(30.3)
Income taxes payable	(58.0)	50.4
Accrued warranties and product liability	(16.5)	22.4
Customer advances	(28.1)	(33.9)
Other, net	(63.8)	(65.0)
Net cash used in operating activities	(15.1)	(35.1)
Investing Activities
Acquisition of businesses, net of cash acquired	(9.8)	(478.1)
Capital expenditures	(48.1)	(91.6)
Proceeds from sale of assets	2.3	20.4
Net cash used in investing activities	(55.6)	(549.3)
Financing Activities
Proceeds from issuance of long-term debt	620.6	-
Principal repayments of long-term debt	(129.7)	-
Proceeds from issuance of common stock	156.3	-
Excess tax benefit from stock-based compensation	-	7.2
Proceeds from stock options exercised	0.4	2.3
Net (repayments) borrowings under revolving line of credit agreements	(36.3)	204.6
Payment of debt issuance costs	(17.2)	-
Share repurchases	-	(395.5)
Acquisition of noncontrolling interest	(1.7)	-
Other, net	(1.2)	(1.5)
Net cash provided by (used in) financing activities	591.2	(182.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	28.3	(17.2)
Net Increase (Decrease) in Cash and Cash Equivalents	548.8	(784.5)
Cash and Cash Equivalents at Beginning of Period	484.4	1,272.4
Cash and Cash Equivalents at End of Period	$1,033.2	$487.9

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(unaudited)

(in millions)

	Third Quarter				Year-to-Date
	2009		2008		2009		2008
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$1,226.1		$2,514.6		$3,848.9		$7,813.2
Gross profit	$109.6	8.9%	$446.2	17.7%	$382.0	9.9%	$1,611.4	20.6%
SG&A	204.1	16.6%	279.0	11.1%	634.7	16.5%	817.0	10.5%
(Loss) income from operations	$(94.5)	(7.7%)	$167.2	6.6%	$(252.7)	(6.6%)	$794.4	10.2%

AWP
Net sales	$200.5		$598.2		$638.9		$2,018.3
Gross profit	$(4.2)	(2.1%)	$90.1	15.1%	$11.1	1.7%	$463.0	22.9%
SG&A	45.9	22.9%	65.9	11.0%	135.0	21.1%	198.7	9.8%
(Loss) income from operations	$(50.1)	(25.0%)	$24.2	4.0%	$(123.9)	(19.4%)	$264.3	13.1%

Construction
Net sales	$236.2		$535.0		$717.8		$1,726.6
Gross profit	$(12.0)	(5.1%)	$50.5	9.4%	$(60.1)	(8.4%)	$214.8	12.4%
SG&A	47.8	20.2%	74.2	13.9%	163.0	22.7%	211.0	12.2%
(Loss) income from operations	$(59.8)	(25.3%)	$(23.7)	(4.4%)	$(223.1)	(31.1%)	$3.8	0.2%

Cranes
Net sales	$454.6		$736.9		$1,407.0		$2,219.6
Gross profit	$70.8	15.6%	$148.4	20.1%	$219.3	15.6%	$476.6	21.5%
SG&A	58.7	12.9%	62.8	8.5%	161.8	11.5%	181.1	8.2%
Income from operations	$12.1	2.7%	$85.6	11.6%	$57.5	4.1%	$295.5	13.3%

MPM
Net sales	$338.8		$662.0		$1,128.5		$1,907.8
Gross profit	$52.0	15.3%	$154.0	23.3%	$208.0	18.4%	$451.6	23.7%
SG&A	46.6	13.8%	62.6	9.5%	144.1	12.8%	180.9	9.5%
Income from operations	$5.4	1.6%	$91.4	13.8%	$63.9	5.7%	$270.7	14.2%

Corporate/Eliminations
Net sales	$(4.0)		$(17.5)		$(43.3)		$(59.1)
Gross profit	$3.0	(75.0%)	$3.2	(18.3%)	$3.7	(8.5%)	$5.4	(9.1%)
SG&A	5.1	(127.5%)	13.5	(77.1%)	30.8	(71.1%)	45.3	(76.6%)
Loss from operations	$(2.1)	52.5%	$(10.3)	58.9%	$(27.1)	62.6%	$(39.9)	67.5%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended September 30, 2009, unless otherwise indicated.

Adjusted Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations, as adjusted, by a figure equal to one minus the adjusted effective tax rate of the Company. The adjusted effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by (Loss)/Income before income taxes as adjusted for the respective quarter.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2009	Sept 30, 2008	% change	June 30, 2009	% change

Consolidated Backlog	$1,522.0	$3,626.6	(58.0%)	$1,651.2	(7.8%)

AWP	$139.8	$358.0	(60.9%)	$137.9	1.4%

Construction	$101.4	$450.4	(77.5%)	$140.5	(27.8%)

Cranes	$1,018.5	$1,946.9	(47.7%)	$1,065.8	(4.4%)

MPM	$262.3	$871.3	(69.9%)	$307.0	(14.6%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Sept 30, 2009	June 30, 2009
Trade Accounts Payable	$625.9	$518.9

Cost of sales for the three months ended	$1,116.5	$1,192.3
	x 4	x 4
Annualized cost of sales	$4,466.0	$4,769.2

Quotient	0.1401	0.1088
	x 365 days	x 365 days
Days Payable Outstanding	51 days	40 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Sept 30, 2009	June 30, 2009
Trade Accounts Receivable	$678.3	$639.8

Net sales for the three months ended	$1,226.1	$1,320.2
	x 4	x 4
Annualized net sales	$4,904.4	$5,280.8

Quotient	0.1383	0.1212
	x 365 days	x 365 days
Days Sales Outstanding	50 days	44 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,912.1
Notes payable and current portion of long-term debt	90.8

Debt	$2,002.9

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended Sept 30,		Nine months ended Sept 30,
	2009	2008	2009	2008
(Loss) income from operations	$(94.5)	$167.2	$(252.7)	$794.4
Depreciation	22.2	19.8	59.7	56.2
Amortization	6.5	7.2	17.3	17.7
Bank fee amortization not included in (Loss) income from operations	(1.4)	(0.8)	(3.5)	(2.4)
EBITDA	$(67.2)	$193.4	$(179.2)	$865.9

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss)/Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Adjusted Net Operating Profit After Tax (as defined above) by the average of the sum of Total Terex Corporation stockholders’ equity as adjusted plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Adjusted NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarters ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Sept 09	June 09	Mar 09	Dec 08	Sep 08
Benefit from income taxes as adjusted	$(24.5)	$(30.8)	$(24.0)	$(1.0)
Divided by: Income before income taxes as adjusted	(126.9)	(108.5)	(98.5)	37.0
Adjusted effective tax rate	19.3%	28.4%	24.4%	(2.7%)

(Loss)/Income from operations as adjusted	(94.5)	(85.7)	(72.5)	68.1
Multiplied by: 1 minus adjusted effective tax rate	80.7%	71.6%	75.6%	102.7%
Adjusted net operating (loss)/profit after tax	$(76.3)	$(61.4)	$(54.8)	$69.9

Debt (as defined above)	$2,002.9	$1,736.6	$1,482.8	$1,435.8	$1,568.2
Less: Cash and cash equivalents	(1,033.2)	(938.5)	(344.3)	(484.4)	(487.9)
Debt less Cash and cash equivalents	$969.7	$798.1	$1,138.5	$951.4	$1,080.3

Total Terex Corporation stockholders’ equity as adjusted	$1,819.5	$1,860.2	$1,569.8	$2,181.2	$2,302.9

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (Total capitalization)	$2,789.2	$2,658.3	$2,708.3	$3,132.6	$3,383.2

Adjusted NOPAT (4 qtrs)	$(122.6)
Avg Net Debt plus Equity (5 qtr ends)	$2,934.3

ROIC	(4.2)%

Note: (Loss)/Income from operations, effective tax rate and total stockholders’ equity have been adjusted in the table above to eliminate the goodwill impairment taken in the fourth quarter of 2008.

Reconciliation of the December 2008 Column (above) of ROIC Adjusted for Goodwill Impairment, as of and for the three months ended December 31, 2008.

Dec 2008
Loss before income taxes as reported	$(422.9)
Less: Goodwill impairment	(459.9)
Income before income taxes as adjusted	$37.0

Benefit from income taxes as reported	$2.7
Less: Benefit from income taxes on impairment	1.7
Benefit from income taxes as adjusted	$1.0

Income before income taxes as adjusted	$37.0
Plus: Benefit from income taxes as adjusted	1.0
Net income as adjusted	$38.0

Loss from operations as reported	$(391.8)
Less: Goodwill impairment	(459.9)
Income from operations as adjusted	$68.1

Total Terex Corporation stockholders' equity as reported	$1,721.7
Less: Net loss as reported	(421.5)
Add: Net income as adjusted	38.0
Total Terex Corporation stockholders' equity as adjusted	$2,181.2

Effective Tax Rate Reconciliation Excluding Impairment
	Three months ended Dec 31, 2008
	As Reported	Impairment	Excluding Impairment

(Loss) income before income taxes	$(422.9)	$(459.9)	$37.0

Benefit from (provision for) income taxes	2.7	1.7	1.0

Net (loss) income	$(420.2)		$38.0

Effective tax rate	0.6%	0.4%	(2.7%)

Selling, General & Administrative expenses less Restructuring is calculated by removing restructuring expenses and the effect of acquisitions that are included in selling, general & administrative expenses.

	Terex Corporation (1)		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
	Q3 2009	Q2 2009	Q3 2009	Q2 2009	Q3 2009	Q2 2009	Q3 2009	Q2 2009	Q3 2009	Q2 2009
SG&A	$197.5	$213.6	$45.9	$43.0	$47.8	$55.3	$52.1	$50.0	$46.6	$48.6
Less: Restructuring	(0.5)	(9.7)	(1.2)	(0.8)	2.0	(7.3)	(0.1)	(0.3)	(0.8)	(1.7)
SG&A adjusted for restructuring	$197.0	$203.9	$44.7	$42.2	$49.8	$48.0	$52.0	$49.7	$45.8	$46.9

(1) Totals for Terex Corporation include the impact of Corporate/eliminations.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of September 30, 2009 is defined as the sum of:

•	Total Terex Corporation stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,819.5
Debt (as defined above)	2,002.9
Less: Cash and cash equivalents	(1,033.2)

Total Capitalization	$2,789.2

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Third Quarter Net Sales	$1,226.1
x	4
Trailing Three Month Annualized Net Sales	$4,904.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2009, working capital was:

Inventories	$2,018.5
Trade Receivables, net	678.3
Less: Trade Accounts Payable	(625.9)
Total Working Capital	$2,070.9

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com